Exhibit 4.74
English Translation of Chinese Language Document

Module Processing Contract
Contract No.: XS320090076W21
Signed at: Party A’s place
Signed on: June 12, 2009
Party A: China Sunergy (Nanjing) Co. Ltd.	Party B: CEEG (Shanghai) Solar Science &
Address: No. 123 Focheng West Road,	Technology Co., Ltd.
Jiangning Economic & Technological	Address: No. 68 Gangde West Road, Songjiang
Development Zone, Nanjing	District, Shanghai
Postal Code: 211100	Postal Code: 201616
Contact person: Yan Wang	Contact person: Wei Gu
Tel: 025-52766771	Tel: +86-57850711-8009
Fax: 025-52766767	Fax: +86-21-57850700

Both parties hereby reach the below agreements with respect to Party A entrusting Party B to process solar cells into solar cell modules (hereinafter referred to as “modules”):

Cell modules	Nominal power of modules	Quantity of modules	Cell							Unit RMB/W	Total processing fee (RMB)
			Model	Average efficiency	Average power/ piece	Theoretically required number of pieces	Breakage rate	Actually provided quantity	Cell category	Processing fee	(17% value added tax included)
SST170-72m	170W	42,000 pieces	S125	16.25%	2.41W	3054240 pieces	1%	3054240 pieces	Category A	4.2	29,988,000.00
Total	7.14MW	42,000 pieces				3054240 pieces		3054240 pieces			29,988,000.00
Total amount (RMB) (in words):				Twenty nine million nine hundred eighty eight thousand yuan only
1. Processing object

The quantity of the modules processed under this contract is subject to a +/-30% change.

2. Quality requirements:

2.1 Physical parameters of cells offered by Party A: See Annex 1—Party A's product specification.
2.2 Party B shall conduct production according to the workmanship and quality standard required by Party A, and ensure that the qualification of the modules delivered by it will comply with the TUV certification standard, and their quality is not lower than the quality of the same type of products.
2.3 In case of any changes in raw material and workmanship, Party B shall notify Party A in advance and obtain Party A's confirmation. The aforesaid changes shall not cause any degradation of performance of the modules.
2.4 Party B shall promise to provide quality assurance for the modules processed under this contract. See Annex 2—Limited quality guarantee of modules.
2.4.1 The tolerance range of the power of any single module shall be within ±3%; the average power of the whole batch of modules shall not be less than 170W; in case that the power of any module fails to reach the agreed standard for reason not attributable to Party B's workmanship or auxiliary material, Party A shall assume the responsibility by itself.
2.4.2 Party B shall provide quality assurance with respect to the raw materials (except for the cells) and workmanship within five years from the date of Party A's acceptance. If there is any quality problem occurring to the modules during this period, Party B shall unconditionally repair or replace the modules and bear the corresponding losses.

2.4.3 Party B promises that the minimum peak value of modules shall not be lower than 90% of the nominal value within 10 years, and not lower than 80% within 25 years. If the attenuated power of modules during this period exceeds this standard, Party B shall unconditionally repair or replace the modules and bear the corresponding losses. Any losses relating to quality problems attributable to cells shall be born by Party A.
2.5 Party B shall cover the expenses incurred in the process of repair and replacement of modules.
2.6 Junction box: MC4; the length of conductor shall not be less than 900mm, and the frame thickness is 50mm.
2.7 The brand is CEEG. Each module shall have a serial number and a label marked with the brand name and specific parameters of modules, etc. Chinese characters shall not be included in any label.
2.8 Each module shall be labeled to indicate that the cells are manufactured by China Sunergy. Party A shall provide such labels to Party B and has the right to cancel this label.
2.9 Loss of cells: for purpose of performing this contract, Party A shall bear 1% of the losses of cells in the transportation and packaging process, and Party B shall bear the losses of excess part incurred in the normal production. In case that Party B uses more than 3,054,240 cells to manufacture the 42,000 modules hereunder, and such excess use of cells is not attributable to the quality of cells, Party B shall purchase the excess number of cells from Party A at its own cost. If any modules manufactured hereunder do not meet the delivery standard due to raw materials or workmanship reason of Party B, Party B shall be responsible to handle such modules and bear the losses incurred by Party A due such delayed delivery.

3. Delivery:
3.1 Place of delivery: Party B's factory.
3.2 Time of delivery: Party A shall deliver the cells to Party B in batches in advance, and the modules must be delivered within the time stipulated in Annex 3—Delivery requirements for modules. Party A shall assume the responsibility of any delayed delivery due to Party A's delayed delivery of cells. In case of adjustment of the time of delivery, it must be determined by both parties through negotiation in the form of e-mail notification.
3.3 In case of delayed delivery, Party B shall bear the liquidated damages of 0.1% of the processing charge for the modules delayed, but the total amount of liquidated damages shall not exceed 5% of the contract amount.

4. Packaging:
Party B shall provide the external packaging of modules and pack such modules in pallets depending on the module types. All the external packaging shall meet the requirement of long-distance sea transportation. The cartons shall be marked with product name, specification, serial number, gross weight, net weight, size and shipping mark, etc., and the contents shall be clearly visible (no Chinese characters). If there is a special requirement in any order, Party B shall package according to the requirement of Party A's Production Order.

5. Transportation:
Highway transportation. Party A shall bear the highway transportation cost.

6. Payment:
After the execution of this contract, Party B shall deliver the products on time. Party B shall send the VAT invoice to Party A within five days after Party A or Party A's designated company finishes the acceptance and confirms the products, and then Party A shall pay the processing fee to Party B within 15 days after receiving such invoice. If Party A delays to make a payment, it shall bear the liquidated damages of 0.1% of the delayed amount per day, and the total amount of liquidated damages shall not exceed 5% of the contract amount.

7. Quantity and quality objection:
7.1 Quantity objection: For the quantity and specification and model, etc., Party B shall deliver the products according to the standard agreed upon by both parties, and Party A is entitled to raise objection within 15 days from the date of picking up the products.

7.2 Quality objection: For the electric performance parameters of modules, Party A shall check and accept the modules according to the TUV standard within 45 days from the date of picking up the products. For the raw materials and appearance of modules which are not related to electric performance, Party A shall check and accept them according to the technology agreement agreed upon by both parties. In case any modules do not meet the standard or agreement (except for reasons of cells), Party B shall be responsible for replacing or supplementing the modules within seven days after receiving Party A's inspection report.

8. Force majeure:
If any party fails to perform the contract due to any force majeure event, the affected party shall notify the other party in writing within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such event. The affected party could be partially or wholly exempted from the liabilities in the light of the impact caused by such force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

9. Transfer of Contractual Rights and Obligations
Neither party may transfer all or part of the rights and obligations hereunder without written consent of the other party.

10. Confidentiality of Contract:
10.1 The parties hereto and their respective employees, agents, representatives and counsels shall treat the terms and conditions under this contract and any of its supplementary agreements as business secrets and shall not disclose the information to any third party without consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses to the other party.
10.2 Except for the module sales contract expressly agreed to by Party A in the contract, Party B undertakes that it will not negotiate or enter into any business contract directly with Party A's customers (including the affiliated companies of Party A's customers, etc.) without Party A’s participation. In case of violation, Party B shall pay the liquidated damages to Party A of 10% of the amount of the contract entered into by and between it and Party A's customers (including the affiliated companies of Party A's customers, etc.).

11. Dispute resolution
Any and all disputes arising from the validity, performance or interpretation of this contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Buyer is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

12. Effectiveness and miscellaneous:
12.1 The contract shall take effect upon signature by both parties or seal by the special authorized agents.
12.2 The contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereof shall send the original contract to each other within three working days of the date hereof.  Fax copies shall have the same effect as the originals.
12.3 Any matters not mentioned herein shall be mutually negotiated between both parties and set forth in the supplemental agreements, which shall have the same legal effect as the contract. If any supplemental agreement conflicts with this contract, this contract shall prevail.
12.4 Except for the modules failing to meet the delivery requirements due to reasons of Party B’s auxiliary materials and workmanship as described in Article 2.9, the title of cells and modules under this contract shall be owned by Party A, and Party B shall not dispose of any cells or modules without Party A's permission, including but not limited to sale and retention, etc.

Party A (Signature/seal): China Sunergy	Party B (Signature/seal): CEEG (Shanghai)
(Nanjing) Co., Ltd. /s/	Solar Science & Technology Co., Ltd. /s/

Contact person:	Contact person:
Date of signing:	Date of signing: